Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Mobix Labs, Inc. of our report dated December 28, 2023, except for the effects of the reverse recapitalization discussed in Note 1 to the financial statements, as to which the date is April 1, 2024 relating to the financial statements of Mobix Labs Operations, Inc. (formerly known as Mobix Labs, Inc.), which appears in Mobix Labs, Inc.’s Registration Statement on Form S-1 (No. 333-278451).

/s/ PricewaterhouseCoopers LLP
Irvine, California
April 15, 2024